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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-94997 and 333-52604 of Immersion Corporation on Forms S-8 of our report on the consolidated financial statements and related financial statement schedule as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" in 2002, dated March 23, 2004, appearing in this Current Report on Form 8-K of Immersion Corporation dated March 24, 2004.

Deloitte & Touche LLP

San Jose, California
March 23, 2004